EXHIBIT 5.1 and 23.1

October 24, 2005

Wolverine World Wide, Inc.
9341 Courtland Drive
Rockford, Michigan 49351

Re:	Wolverine World Wide, Inc. Registration Statement on Form S-8 Wolverine World Wide, Inc. Stock Incentive Plan of 2005

Dear Sir or Madam:

                    We represent Wolverine World Wide, Inc., a Delaware corporation (the "Company"), with respect to the Registration Statement on Form S-8 with respect to the Wolverine World Wide, Inc. Stock Incentive Plan of 2005 (the "Plan") filed under the Securities Act of 1933 (the "Act") to register 4,250,000 additional shares of Common Stock.

                    As counsel for the Company, we are familiar with its amended Certificate of Incorporation and Bylaws and have reviewed the proceedings that the Company took to authorize the issuance of the Common Stock to be issued pursuant to the Registration Statement. We have also reviewed and assisted in preparing the Registration Statement. In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of those copies.

                    On the basis of the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, all shares of Common Stock that are the subject of the Registration Statement will, when issued and paid for pursuant to the terms of the Plan, be validly issued, fully paid and nonassessable.

Securities and Exchange Commission
October 24, 2005

_______________________________

                    We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 covering the Common Stock to be issued pursuant to the Plan.

Very truly yours, WARNER NORCROSS & JUDD LLP

By:	/s/ Jeffrey A. Ott
Jeffrey A. Ott A Partner